EXHIBIT 99.1

ATLAS MINERALS INC. 10920 W. Alameda Avenue, Suite 205 Lakewood, Colorado 80226 Tel: 303-292-1299 Fax: 303-297-0538	NEWS RELEASE 03-05 OTC Bulletin Board: ATMR 6.0 million shares outstanding August 14, 2003

ATLAS MINERALS ANNOUNCES PROPOSED SPIN OFF

Denver, Colorado - Atlas Minerals Inc. (“Atlas Minerals” or the “Company”) and Atlas Precious Metals Inc. (“APMI”) announced today a plan for Atlas Minerals to spin-off to its shareholders its approximately 28.2% interest in APMI.  The spin-off will be in the form of a dividend with a record date of September 5, 2003 (“Record Date”), with the distribution expected to occur on November 1, 2003 (“Distribution Date”).

Under the spin-off, the Company will distribute to its shareholders as a dividend all of the shares of APMI common stock held by the Company.  Based on the Company’s outstanding shares at July 31, 2003, each share of Atlas Minerals stock would receive one APMI share.  The above notwithstanding, the actual distribution ratio could be lower as it will be determined based upon the number of shares outstanding as of the record date for the dividend.

An Information Statement and Form 10SB Registration Statement will be prepared for filing with and review by the Securities & Exchange Commission.  The Information Statement will be distributed to holders of Atlas Minerals common stock as of the Record Date and will be provided on or before the Distribution Date.  APMI intends to apply for listing of its common stock on one of the U.S. and/or Canadian stock exchanges.  There can, however, be no assurance that APMI will be able to obtain such a listing of its common stock, or if a listing is obtained, that an active trading market for APMI’s common stock will develop.

About APMI

Earlier this month the Company and APMI announced the completion of the acquisition of 100% of the outstanding shares of Western Gold Resources, Inc. (“Western Gold”), a private Florida company, and the corresponding merger of Western Gold with and into APMI (the “Merger”), with APMI remaining as the surviving corporation.  As result of this merger, APMI’s assets consist of the Estrades polymetallic property located in Quebec; the 3,000 ton per day carbon-in-leach gold processing facility and related infrastructure at the Gold Bar Mine located near Eureka, Nevada; a 39-unit trailer park in Eureka, Nevada; and certain power credits from the electric cooperative that previously supplied power to the Gold Bar mine.  APMI also owns a 100% interest in Metales Preciosos Atlas SA de CV, its Mexican operating subsidiary.

Mr. Roy Shipes, President and CEO of APMI, reported, “Atlas Minerals’ President, Gary Davis, and I have worked hard to assemble what we believe to be a meaningful suite of precious and base metal assets.  It is our intention through APMI to become a large regional player in Canada, Mexico and Bolivia, countries in which we have continued to maintain good relationships in the mining industry and which have excellent mining laws.  Several of our ideas concerning development of properties in these countries, particularly in Mexico and Bolivia, are just now coming to fruition, and we anticipate being in position to announce more concerning our activities there in the very near term.”

About Atlas Minerals

As the result of the spin-off, Atlas Minerals will concentrate its future development efforts on the acquisition and production of industrial minerals.  In June 2002, the Company announced the acquisition of the White Cliffs diatomite mine and processing facilities located in Arizona, which commenced initial production of a livestock feed supplement in late 2002.  In June 2003 the Company executed, through its wholly-owned Mexican subsidiary, Minerales Atlas S.A. de C.V., a six-month option to purchase the La Barra fluorite property located approximately 50 miles south of Douglas, Arizona, near Esqueda, Sonora, Mexico.  Management has identified several additional opportunities and is in active negotiations on two of these.

In an interview, Gary E. Davis, the President of Atlas Minerals, said, “When the new management team took over in late 2001, the Company had certain assets that were primarily associated with precious metals, but it was quickly evident the Company had no clear focus.  By taking these actions of restructuring the Company, we think that we can now simultaneously move forward on two fronts, industrial minerals and metals, without confusing the investor.  Roy and I sincerely believe that we can advance both companies to become significant market entities.”

For further information contact Gary E. Davis, President and Chief Financial Officer, at 303-292-1299.

On behalf of Atlas Minerals Inc.

“Gary E. Davis”

President and Chief Financial Officer

The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict, including, without limitation, the speculative nature of mineral exploration, commodity prices, and production and reserve estimates; environmental and governmental regulations; competitive pressures; general economic conditions and other factors, some of which will be outside of the control of the Company. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise.  This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.